Exhibit 10.20

Second Amendment to the

CHESAPEAKE UTILITIES CORPORATION

SUPPLEMENTAL EXECUTIVE RETIREMENT SAVINGS PLAN

As Amended and Restated as of January 1, 2009

Second Amendment to the Chesapeake Utilities Corporation Supplemental

Executive Retirement Savings Plan

Background Information

A.	The Plan was amended and restated effective as of January 1, 2009, to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

B.	The Plan is intended to provide a supplemental deferred compensation benefit for a select group of management and highly compensated employees relative to their compensation in excess of the amount considered under the Chesapeake Utilities Corporation Retirement Savings Plan (the “Savings Plan”), as limited by Section 401(a)(17) of the Code.

C.	Effective as of January 1, 2011, the Savings Plan was amended to change the employer matching contribution formula and to add a new “supplemental employer contribution,” allocable to all participants in the Savings Plan.

D.	Chesapeake Utilities Corporation desires to amend the Plan to provide a similar supplemental employer contribution under the Plan to participating executives relative to compensation above the Code Section 401(a) (17) limitation in accordance with the terms set forth in this amendment.

Amendment

Chesapeake Utilities Corporation hereby amends the Plan as set forth below, effective as of January 1, 2012, or such other date as set forth herein:

1.	Section 4.01, “Accounts,” is hereby amended to read as follows:

“4.01. Accounts. The Company shall maintain for bookkeeping purposes an Account in the name of each Participant. Each Account shall have a Participant Subaccount and an Employer Contributions Subaccount, as applicable, to which shall be credited amounts deferred under Section 3 and this Section 4.”

2.	Section 4.03 of the Plan, “Employer Match Subaccount,” is hereby redesignated “Employer Contributions Subaccount” and amended effective as of January 1, 2011, to read as follows:

“4.03. Employer Contributions Subaccount. The Company shall maintain the following Employer Contributions Subaccounts:

(a) Employer Match Subaccount. The Company shall maintain a separate Employer Match Subaccount in the name of each Participant for purposes of accrual of the Employer Match. For each Plan Year, the Employer Match shall begin to accrue monthly only after the Participant is no longer eligible to receive a Matching Contribution under the Savings Plan for the Plan Year. The rate of Employer Match in this Plan shall be the same rate in effect under the Savings Plan for the applicable Plan Year. In addition, the Company or any Affiliate may also credit the Employer Match Subaccount of some or all Eligible Employees or Participants with an optional employer contribution in any Plan Year, in its sole discretion (a “Discretionary Contribution”). The Discretionary Contribution will be made and allocated for a Plan Year on the basis determined by the Compensation Committee of the Company or the Board of Directors of an Affiliate, as applicable, and need not be made as a matching contribution relative to Salary Reduction Contributions of such Eligible Employee or Participant. If such a Discretionary Contribution is to be made to the Employer Match Subaccount of an employee who has not previously been designated as an Eligible Employee under the Plan, such employee shall become an Eligible Employee and a Participant effective as of the date that the Compensation Committee or Board of Directors of an Affiliate selects the employee to receive the Discretionary Contribution, and shall have a period of no more than 30 days after such date to make an initial election of the time and form of payment of the Discretionary Contribution to be credited to such Participant’s Account under the Plan for the initial Plan Year. An employee designated as an Eligible Employee for the purpose of receiving a Discretionary Contribution need not, but may, be designated as an Eligible Employee to make Salary Reduction Contributions and to receive Matching Contributions hereunder in addition to the Discretionary Contribution. A Participant may also elect a different time and form of payment to apply to the Discretionary Contribution made for each Plan Year, provided such election is made on or before the end of the prior Plan Year. If no election of a time and form of payment is made for one or more Discretionary Contributions, such amounts shall be distributable in a single lump sum six months after the Valuation Date coincident with or next following the Participant’s Separation from Service.

(b) Employer Supplemental Contribution Subaccount. The Company shall maintain a separate Employer Supplemental Contribution Subaccount in the name of each Participant for purposes of accrual of the Employer Supplemental Contribution. For each Plan Year, the Company shall make an Employer Supplemental Contribution to the Plan for each Participant on the same allocation basis as is used for that Plan Year under the Savings Plan, but with respect only to Compensation in excess of the portion of a Participant’s Compensation for which a Supplemental Employer Contribution was made under the Savings Plan (“Excess Compensation”). Such Excess Compensation shall equal the greater of the Participant’s Compensation in excess of the applicable limit under Code Section 401(a)(17) for the Plan Year or the portion of Compensation in excess of the net amount of Compensation that is taken into account under the terms of the Savings Plan after deducting any Compensation deferrals to this Plan. It is the intent of this provision to provide each Participant with an Employer Supplemental Contribution under this Plan that, when added to the Employer Supplemental Contribution under the Savings Plan for a particular Plan Year, equals the amount of Employer Supplemental Contribution the Participant would have received under the Savings Plan in the absence of any limitations on Compensation under the Savings Plan and without regard to any deferrals of Compensation by the Participant to this Plan. The Employer Supplemental Contribution shall be credited to the Participant’s Account as of the date that the Employer Supplemental Contribution is credited to the Savings Plan.”

3.	All other provisions of the Plan shall remain unchanged.

CHESAPEAKE UTILITIES CORPORATION

By:
Its:
Date: